Exhibit 10.1

AGNC MORTGAGE MANAGEMENT, LLC
PERFORMANCE INCENTIVE PLAN - MTGE

Effective January 24, 2017

1.Definitions. In this Plan, except where the context otherwise indicates, the following definitions shall apply:
1.1.    “Affiliate” means AGNC and any corporation, partnership, business trust, limited liability company or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company or AGNC, either directly or indirectly.
1.2.    “AGNC” means AGNC Investment Corp., a Delaware corporation.
1.3.    “Agreement” means a written agreement or other document evidencing an Award that shall be in such form as may be specified by the Committee and that may, but need not, be signed by a Participant, as determined by the Committee in its discretion.
1.4.    “Award” means a grant of an Incentive Award.
1.5.    “Board” means the Board of Directors of the AGNC.
1.6.    “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company or an Affiliate. In the absence of such an agreement, such “Cause” means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony, (ii) such Participant’s commission of a crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof that is reasonably likely to result in material adverse effects on the Company or an Affiliate; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or an Affiliate or of any statutory duty owed to the Company or an Affiliate; (iv) such Participant’s unauthorized use or disclosure of the confidential information or trade secrets of the Company or an Affiliate; or (v) such Participant’s gross misconduct that is reasonably likely to result in material adverse effects on the Company or an Affiliate. The determination that a termination of the Participant’s employment or service is either for Cause or without Cause will be made by the Board, in its sole discretion. Any determination by the Board that the employment or service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect on any determination of the rights or obligations of the Company or such Participant for any other purpose.
1.7.    “Change of Control” means:  (i) a change in ownership or effective control (within the meaning of Section of 409A of the Code) of the Company or AGNC, or (ii) a change in ownership of a substantial portion of the assets of the Company or

AGNC (within the meaning of Section of 409A of the Code).  Whether a change in effective control of either the Company or AGNC has occurred shall be determined by substituting “more than 50 percent” in place of “30 percent or more” in the first sentence of Treas. Reg. §1.409A-3(i)(5)(vi)(A)(1). Notwithstanding the foregoing, for purposes of Section 7.3, in no event shall a Change of Control be deemed to have occurred with respect to a Participant or a Participant’s Incentive Award Account unless the Change of Control constitutes a “change in control event” (as defined in Treas. Reg. §1.409A-3(i)(5)(i)) with respect to the Participant.

1.8.    “Code” means the Internal Revenue Code of 1986, as amended.
1.9.    “Committee” means the Compensation and Corporate Governance Committee of AGNC and any other committee appointed by the Board to administer this Plan pursuant to Section 3 of this Plan, and to the extent of any delegation by the Committee to a subcommittee pursuant to Section 3 of this Plan, such subcommittee.
1.10.    “Common Stock” means the common stock, par value $0.01 per share, of MTGE.
1.11.    “Company” means AGNC Mortgage Management, LLC, a Delaware limited liability company, and any successor thereto.
1.12.    “Date of Grant” means the date on which an Award is granted under this Plan.
1.13.    “Deferral Election” means an election to defer payment of an Incentive Award Tranche pursuant to Section 7 hereof.
1.14.    “Deferred Payment Date” means a deferred payment date relating to an Incentive Award Tranche elected by a Participant pursuant to Section 7 hereof.
1.15.    “Disabled” means “disabled” within the meaning of Section 409A of the Code.
1.16.     “Incentive Award” means an incentive award granted under the Plan in accordance with Section 4 hereof.
1.17.    “Incentive Award Account” means a separate bookkeeping account maintained in accordance with Section 5 hereof on behalf of each Participant who has been granted an Incentive Award.
1.18.    “Incentive Award Tranche” means the incremental portion of a Participant’s Incentive Award Account that vests in accordance with the terms of the Incentive Award.
1.19.    “MTGE” means MTGE Investment Corp., a Maryland corporation.

1.20.    “Original Payment Date” means, with respect to an Incentive Award Tranche, the date on which a Participant becomes vested in the Incentive Award Tranche.
1.21.    “Participant” means a Service Provider who has been granted an Award hereunder.
1.22.    “Performance Goals” means performance goals established by the Committee which may be based on sales, return on equity, revenue, net operating income, net income, book value per share, dividend characterization, return on assets, cash flow, total stockholder return, equity or investment growth, gross amount invested, market share, regulatory compliance (including compliance goals relating to the Sarbanes-Oxley Act of 2002), satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet objectives, implementation or completion of one or more projects or transactions, intradepartmental or intra-office performance, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be particular to a Service Provider or the department, branch, Affiliate or other division in which he or she works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Committee.
1.23.    “Plan” means this AGNC Mortgage Management, LLC Performance Incentive Plan – MTGE, as amended or restated from time to time.
1.24.    “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.
1.25.    “Service Provider” means any person determined by the Committee to be a partner in, employee of or consultant to the Company or an Affiliate.
1.26.    “Share” means a share of Common Stock.
1.27.    “Specified Employee” means a “specified employee” as determined under Treas. Reg. § 1.409A-1(i) and related Company procedures.
1.28.    “Trust” means the trust described in Section 9 hereof.
1.29.    “Valuation Date” means the last day of each calendar quarter and such other date(s) as the Committee may prescribe.
2.    Purpose. This Plan is intended to assist the Company and its Affiliates in attracting and retaining Service Providers of outstanding ability and to promote the identification of their interests with those of the members of the Company and its Affiliates.

3.    Administration. The Committee shall administer this Plan and shall have plenary authority, in its discretion, to grant Awards to Service Providers, subject to the provisions of this Plan. The Committee shall have plenary authority and discretion, subject to the provisions of this Plan, to determine the Service Providers to whom Awards shall be granted, the terms of all Awards (which terms need not be identical), the time or times at which Awards are made, the Performance Goals, if any, applicable to Awards, any provisions relating to the vesting of any Award (including any acceleration of vesting) and any procedures pursuant to which a Participant may elect to defer in part or in whole the payment of any Incentive Award. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall have plenary authority to interpret the Plan and Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of this Plan and Awards hereunder. The Committee, by written instrument, may delegate any of its powers or responsibilities hereunder to such person(s) as it may determine, subject to compliance with applicable law. The determinations of the Committee on the matters referred to in this Section 3 hereof shall be binding and final.
4.    Incentive Awards. The Committee may, in its sole discretion, grant Incentive Awards in such amounts to such Service Provider(s) as the Committee determines and on such terms and conditions as the Committee may specify, including terms and conditions that make the grant of any Incentive Award, or the vesting of any Incentive Award, contingent upon the attainment of one or more Performance Goals. The maximum aggregate dollar amount of all Incentive Awards granted to any Service Provider for any calendar year shall be $5,000,000.
5.    Incentive Award Accounts.
5.1.    Each Incentive Award granted to a Participant hereunder shall be credited to an Incentive Award Account established for the Incentive Award in the name of the Participant.
5.2.    A Participant shall vest in the Incentive Award Account established for an Incentive Award in accordance with such vesting schedule as may be specified by the Committee and set forth in the Agreement evidencing the Incentive Award.
5.3.    Unless otherwise specified by the Committee in an Agreement and notwithstanding Section 5.2 hereof, (a) a Participant shall become fully vested in his or her Incentive Award Account(s) immediately upon (i) the Participant’s death or becoming Disabled or (ii) in the event of a Change of Control where either (A) within 24 months following such Change of Control, the Participant’s employment or service with the Company or an Affiliate is terminated without Cause or (B) a Participant’s Incentive Award Account(s) are not continued, assumed, or converted into substantially similar replacement awards in connection with such Change of Control, and (b) a Participant’s vested percentage shall not increase after the Participant’s termination of employment with the Company and its Affiliates.
5.4.    As of each Valuation Date, a Participant’s Incentive Award Account(s) shall be adjusted for deemed earnings and losses based on such notional investments as the Committee may designate from time-to-time. Such notional investments shall be one or more predetermined actual investments or a specified, nondiscretionary interest rate (within the meaning of Treas. Reg. §31.3121(v)(2)-1(d)(2)). On and after the date on which the member(s) of the Company approve this Plan, the Committee may designate Common Stock as a notional investment. If the Committee designates Common Stock as a notional investment, it shall be valued in a manner determined by the Committee.
5.5.        A Participant’s Incentive Award Account shall be reduced to reflect any payments made with respect to the Incentive Award Account.
6.    Payment of Incentive Award Tranches. Subject to Section 7 hereof, an Incentive Award Tranche shall be paid to a Participant on the Original Payment Date of the Incentive Award Tranche (or as soon as practicable thereafter but in no event after the fifteenth day of the third month following the end of the calendar year during which the Original Payment Date occurs) in the form of (a) Shares or (b) cash or such other property as may be determined by the Board.
7.    Deferral of Incentive Award Tranche.
7.1.    In accordance with rules prescribed by the Committee, a Participant may elect to defer the payment of an Incentive Award Tranche by filing with the Committee a Deferral Election specifying a Deferred Payment Date or Deferred Payment Dates for the Incentive Award Tranche. If multiple Deferred Payment Dates are permitted by the Committee for a single Incentive Award Tranche and are elected by the Participant, the Participant must also elect on the Deferral Election the percentage of the Incentive Award Tranche payable on each Deferred Payment Date. Except as provided in Section 7.3 below, an Incentive Award Tranche that a Participant elects to defer shall be paid on (or as soon as practicable following) the applicable Deferred Payment Date or Deferred Payment Dates for the Incentive Award Tranche. Any Deferred Payment Date shall be a date allowed by the Committee and permitted under Section 409A of the Code. In no event shall any Deferred Payment Date relating to an Incentive Award Tranche be later than ten years after the date on which the applicable Incentive Award was granted. The portion of each Incentive Award Tranche payable on each Deferred Payment Date is designated as a separate payment pursuant to Treasury Regulation Section 1.409A-2(b)(2).
7.2.    If a Participant makes a Deferral Election, the Participant’s Deferral Election may not be revoked or modified except as permitted by Section 409A of the Code.

7.3.    Notwithstanding any Deferral Election, the vested portion of a Participant’s Incentive Award Account(s) shall be paid on (or as soon as practicable following) the Participant’s Separation from Service, death or becoming Disabled, or the occurrence of a Change of Control. Notwithstanding the foregoing, to the extent required by Section 409A of the Code, in the case of a Participant who is a Specified Employee, no portion of the Participant’s Incentive Award Account otherwise payable on the Participant’s Separation from Service shall be paid until the earlier of (a) the date that is six months after the Participant’s Separation from Service under Section 409A of the Code, or (b) the date of the Participant’s death. Amounts paid in the event of the Participant’s death shall be paid to the Participant’s surviving spouse or, if none, to the Participant’s estate.
8.    Establishment of Trust. The Company shall establish a trust to fund the payment of Incentive Award Accounts (the “Trust”), and the assets of such Trust may be invested in Common Stock following the date on which the member(s) of the Company approve this Plan and the Committee designates the use of Common Stock as a notional investment under this Plan. Notwithstanding the establishment of such trust, (a) all credits and adjustments to a Participant’s Incentive Award Account shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company’s unsecured promise to pay any amounts hereunder, and (b) to the extent that a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company, and such person has only the unsecured promise of the Company that such payments shall be made. The Plan is intended to be an unfunded incentive program exempt from the Employee Retirement Income Security Act of 1974, as amended, pursuant to 29 C.F.R. §2510.3-2(c).
9.    Stock Subject to Plan.
9.1.    Subject to adjustment as provided in Section 9.2 hereof, the maximum number of Shares that may be purchased by the Trust is 2,000,000; provided that notwithstanding the foregoing limitation, any dividends paid on Shares held by the Trust may be reinvested in Common Stock.
9.2.    In the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee may, in its discretion, provide for a substitution for or adjustment in the maximum number of Shares that may be issued under this Plan.
10.    Termination or Amendment. The Board may amend or terminate this Plan in any respect at any time; provided, however, that after this Plan has been approved by the member(s) of the Company, no amendment or termination of this Plan shall be made by the Board without approval of (a) the member(s) of the Company to the extent member approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the

Common Stock is listed or quoted, if any, and (b) each affected Participant if such amendment or termination would adversely affect such Participant’s rights or obligations under any Incentive Award made prior to the date of such amendment or termination.
11.    Modification of Outstanding Awards. Subject to the terms and conditions of this Plan, the Committee may modify the terms of any outstanding Awards; provided, however, that no modification (a) of an Incentive Award shall, without the consent of the Participant, alter or impair any of the Participant’s rights or obligations under such Award, or (b) of an Award shall violate Section 409A of the Code.
12.    Member Approval. This Plan and any amendments to this Plan requiring member approval pursuant to Section 10 hereof, are subject to approval by vote of all the member(s) of the Company. Subject to such approval, this Plan, and any amendments hereto, are effective on the date on which they are adopted by the Board.
13.    Withholding. Notwithstanding anything herein, in order to satisfy any withholding obligations under federal, state or local law in respect of amounts paid (whether in cash, Shares or other property) or credited to a Participant under this Plan, the Company and its Affiliates shall have the right to (a) withhold such amounts from any payment to be made pursuant to this Plan or any other payment to be made to a Participant by the Company or any of its Affiliates, or (b) reduce the number of Shares (or other amount) credited or to be credited to a Participant’s Incentive Award Account.
14.    Term of Plan. Unless sooner terminated by the Board pursuant to Section 10 hereof, this Plan shall terminate on January 24, 2027, and no Awards may be granted after such date, unless the term of the Plan shall be extended by vote of the Company’s member(s). The termination of this Plan shall not affect the validity of any Award outstanding on the date of termination.
15.    Indemnification of Committee. In addition to such other rights of indemnification as they may have as employees or members of the Board or the Committee, members of the Committee (and such person(s) to whom the Committee delegates its powers or responsibilities) shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

16.    General Provisions.
16.1.    The establishment of this Plan shall not confer upon any Service Provider any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in this Plan.
16.2.    Participation in this Plan shall not give a Service Provider any right to be retained in the service of the Company or any Affiliate.
16.3.    The interests of any Service Provider under this Plan are not subject to the claims of such Service Provider’s creditors and may not, in any way, be assigned, alienated or encumbered except to the extent provided in an Agreement.
16.4.    This Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware.
16.5.    The Committee may require any Participant who is issued Shares or other property hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares or other property without a view to distribution thereof. The certificates for such Shares or other property may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares or other property issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.
16.6.    The Company shall not be required to issue any certificate or certificates for Shares or other property issued under this Plan, or record any person as a holder of record of such Shares or other property, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying to the Board’s or Committee’s complete satisfaction, with all rules and regulations, under federal, state or local law deemed applicable by the Committee.
16.7.    This Plan is intended to comply with Section 409A of the Code to the extent applicable, and the Committee shall administer and interpret this Plan accordingly.